Exhibit 99.1
David Goronkin Resigns as Director, President and Chief Executive Officer of Famous Dave’s of America, Inc.
Lane Cardwell appointed Acting CEO
Minneapolis, MN, December 4, 2007—FAMOUS DAVE’S OF AMERICA, INC. (NASDAQ:DAVE — News) announced today that David Goronkin, President and CEO, has advised the Company’s Board of Directors that he will step down from his position as President and CEO and resign from the Board of Directors effective December 13, 2007. Mr. Goronkin, who has served as a director of Famous Dave’s and its President and CEO since August 2003, advised the Board of Directors that he is leaving to pursue other interests.
K. Jeffrey Dahlberg, Chairman of Famous Dave’s Board of Directors said, “David has played an integral role in shaping the growth of our business since he joined the Company in 2003. We appreciate the leadership he provided during the past four years and we wish him well in his future endeavors.”
The Company announced that F. Lane Cardwell, Jr., a member of Famous Dave’s Board of Directors, has been appointed to serve as acting CEO in accordance with the Company’s previously adopted corporate succession plan. Mr. Cardwell is expected to serve on a short-term basis while the Company undertakes a search for Mr. Goronkin’s permanent replacement. Mr. Cardwell has spent over 28 years in the restaurant industry and currently serves on the Board of Directors of P.F. Chang’s China Bistro, Inc.
About Famous Dave’s. Famous Dave’s of America, Inc. (NASDAQ:DAVE — News) develops, owns, operates and franchises barbeque restaurants. As of October 31, 2007, the company owned 41 locations and franchised 116 additional units in 35 states and had signed development agreements for an additional 167 franchised locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts. For more information, contact Diana G. Purcel — Chief Financial Officer, at (952) 294-1300.